Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To: ARS Networks, Incorporated

As independent certified public accountants, we hereby consent to the use  in this Registration Statement on Form S-8, of our report ,which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern dated April 25, 2003 , included in ARS Networks, Incorporated 's Annual Report on Form 10-KSB for the year ended January 31, 2003, and to all references to our Firm included in this Registration Statement

   /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP

New York, New York
July 30, 2003